EXHIBIT 2.5

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  NO SALE, PLEDGE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

THIS SECURITY IS SUBJECT TO THE TERMS AND CONDITIONS OF THE PURCHASE AGREEMENT (AS DEFINED BELOW).

SECURITY

$810,000.00

January 20, 2009

For value received, Anesiva, Inc., a Delaware corporation (the “Company”), promises to pay to the order of Sofinnova Venture Partners VII, L.P. (together with its successors and assigns, the “Holder”), the principal sum of Eight Hundred Ten Thousand Dollars ($810,000.00), together with returns accrued but unpaid thereon, upon the terms of this Security (the “Security”).

Returns shall accrue from the date hereof until maturity at a continuously compounding rate equal to seven percent (7%) per annum; provided, however, that, during the occurrence and continuance of an Event of Default (as defined in that certain Security Purchase Agreement, dated as of January 20, 2009 (as amended or otherwise modified from time to time, the “Purchase Agreement”), among the Company and, among others, the Holder), returns shall accrue at a continuously compounding rate equal to fourteen percent (14%) per annum.  All computations of returns shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last) occurring in the period for which such return is payable.

Unless earlier paid pursuant to the terms hereof or the Purchase Agreement or accelerated in connection with an Event of Default, subject to the terms of the Purchase Agreement, the outstanding principal and accrued but unpaid returns shall be immediately due and payable at any time at the request of the Majority Investors on or after July 20, 2009 (the “Maturity Date”).  The Company shall not have the right to pre-pay the amounts due under this Security prior to the Maturity Date without the prior written consent of the Majority Investors.  The pre-payment of this Security shall be deemed to be a Change of Control and shall require the payment by the Company to the Holder of the amounts set forth in the Purchase Agreement.

1.

This Security is issued pursuant to the terms of the Purchase Agreement.  The Holder is entitled to the benefit of, and is subject to certain restrictions contained in, the Purchase Agreement and the other Related Documents.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.  The indebtedness evidenced by this Security shall be secured by all collateral, as more particularly described in that certain Pledge, Security and Collateral Agent Agreement, dated as of January 20, 2009 (as may be further amended or modified from time to time, the “Security Agreement”), among the

Company and, among others, the Holder and the Collateral Agent and that certain Guaranty, dated as of January 20, 2009 (as may be further amended or modified from time to time, the “Guaranty”) by and among AlgoRx Pharmaceuticals, Inc. and, among others, the Holder.  Each holder of this Security will be deemed, by its acceptance hereof, to have agreed to the provisions and to have made the representations and warranties set forth in Section 4 the Purchase Agreement (other than Section 4.2 thereof).  The Securities are issuable as registered securities.  Subject to the terms of the Purchase Agreement, this Security is transferable by surrender hereof at the principal office of the Company, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Security or by any other method permitted by the Purchase Agreement.

2.

All payments hereunder shall be applied in the order provided for in the Purchase Agreement.  Whenever any payment hereunder shall be stated to be due, or whenever any return payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then such payment shall be made, and such return payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of returns hereunder.

3.

All payments in respect of this Security shall be in immediately available lawful money of the United States of America and shall be sent so as to be received no later than 2 p.m. (Pacific time) on the date of payment, at the address specified in the Purchase Agreement, or at such other address as may be specified from time to time by such Holder in a written notice delivered to the Company.  All payments in respect of this Security shall be made unconditionally in full without any deduction, set off, counterclaim or other defense.  If any scheduled payment date is not a Business Day, such payment shall be made on the next succeeding Business Day.

4.

The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

5.

(a)

The terms of this Security shall be construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, which contracts are to be performed entirely within the State of California.   The Company hereby (i) submits to the exclusive jurisdiction of the courts of the County of San Francisco, State of California and the Federal courts of the United States sitting in the Northern District of the State of California for the purpose of any action or proceeding arising out of or relating to this Security, the Purchase Agreement and the Related Documents; (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts; (iii) irrevocably waives (to the extent permitted by applicable law) any objection that it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum; and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

(b)

The parties agree that any dispute, controversy or claim (including any counterclaim) (each, a “Dispute”) arising out of or relating to this Security, the Purchase Agreement or any Related Documents shall be finally resolved by confidential binding arbitration in San Francisco County, California as the sole and exclusive method of resolving such dispute, controversy or claim.  Any Dispute shall be settled by arbitration under the rules then in effect of JAMS/Endispute conducted by a single arbitrator reasonably acceptable to the parties.  The arbitrator shall have no power to amend this Security, the Purchase Agreement or any Related Documents.  The arbitrator shall issue an award in writing (including an explanation of the grounds for such award) as promptly as practicable that shall be final and binding on the parties.  Judgment upon any award thus obtained may be entered in any court having jurisdiction thereof.  No action at law or in equity based upon any claim arising out of or related to this Security, the Purchase Agreement or any Related Documents shall be instituted in any court by any party except (a) an action to compel arbitration pursuant to this Section 5(b); or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 5(b).  Pending the submission to arbitration and thereafter until the arbitrator publishes its award, each party shall, except in the event of termination, continue to perform all its obligations under this Security, the Purchase Agreement and the Related Documents without prejudice to a final adjustment in accordance with the award.

6.

Notwithstanding any provision of this Security to the contrary, any payments hereunder deemed to be interest shall not exceed the maximum rate permitted by applicable law.  To the extent that any interest otherwise paid or payable by the Company to the Holder shall have been finally adjudicated to exceed the maximum amount permitted by applicable law, such interest shall be retroactively deemed to have been a required repayment of principal (and any such amount paid in excess of the outstanding principal amount shall be promptly returned to the Company).

7.

Any term of this Security and the other Securities may be amended and the observance of any term of this Security and the other Securities may be waived (either generally or in a particular instance and either retroactively or prospectively), only in accordance with the terms of the Purchase Agreement.  Any such amendment or waiver shall be effective only for the specific instance and for the specific purpose for which given.

8.

No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every right or other remedy now or hereafter existing at law or in equity or by statute or otherwise.

9.

No course of dealing between the Company and the Holder or any delay on the part of the Holder in exercising any rights or remedies shall operate as a waiver of any such right or remedy of the Holder.

10.

This Security shall be binding on and inure to the benefit of and be enforceable by the Company, the Holder and their respective successors and assigns.  The Company may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of the Majority Investors.  Any such purported assignment, transfer, hypothecation or other conveyance by the Company without the prior express written consent of the Majority Investors shall be void.

11.

Whenever possible, each provision of this Security shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations.  If, however, any provision of this Security shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Security, or the validity or effectiveness of such provision in any other jurisdiction.

12.

This Security is issued pursuant to the Purchase Agreement and in connection with the Security Agreement, the Pledge Agreement and the other Related Documents.  Material terms applicable to this Security are set forth in the Purchase Agreement, the Security Agreement, the Pledge Agreement and the other Related Documents.  This Security shall be interpreted in a manner to give full effect to its provisions and the provisions of the Purchase Agreement, the Security Agreement, the Pledge Agreement and the other Related Documents.

13.

The Company agrees to pay on demand all costs and expenses of the Holder, and the reasonable fees and disbursements of its counsel (including the allocated costs of internal counsel), in connection with:  (i) any amendments, modifications or waivers of the terms hereof or of the Purchase Agreement or of any other Related Documents; (ii) the protection or preservation of the Holder’s rights under this Security, under the Purchase Agreement or under any other Related Documents, whether by judicial proceeding or otherwise; (iii) enforcement or attempted enforcement of, and preservation of any rights under, this Security, the Purchase Agreement or any other Related Documents; and (iv) any out-of-court workout or other refinancing or restructuring or in any bankruptcy case, including, without limitation, any and all losses, costs and expenses sustained by the Holder as a result of any failure by the Company to perform or observe its obligations contained herein or in the Purchase Agreement or in any of the other Related Documents.

14.

The Company and the Holder agree (and agree to cause their respective owners or Affiliates) to treat this Security as equity, not debt, for all U.S. tax purposes and not to take any position inconsistent with such U.S. tax treatment for U.S. tax purposes to the extent permitted by law.

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EXHIBIT 2.5

This Security has been issued in reliance upon the representations and warranties and covenants and agreements of the Company and the Holder set forth in the Purchase Agreement.

ANESIVA, INC.

By:  /s/ Michael L. Kranda

Name:  Michael L. Kranda

Title:  President and Chief Executive Officer

Address:  650 Gateway Boulevard

South San Francisco, CA 94080-7014

Accepted and Agreed:

SOFINNOVA VENTURE PARTNERS VII, L.P.

By:

Sofinnova Management VII, L.L.C.

Its General Partner

By:

Michael F. Powell

Michael F. Powell, Managing General Partner